Exhibit 24.1

POWER OF ATTORNEY OF DIRECTORS

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors of The Gap, Inc. (the “Company”) hereby constitutes and appoints Bob L. Martin, Katrina O’Connell and Julie Gruber, and each of them with power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign a registration statement on Form S-8 (the “Registration Statement”) relating to the registration of an additional 25,000,000 shares of the Company’s Common Stock authorized for issuance under The Gap, Inc. 2016 Long-Term Incentive Plan (as amended and restated effective May 9, 2023), and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might do or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have signed their names hereto as of this 9th day of May 2023.

/s/ Richard Dickson	/s/ Amy Miles
Richard Dickson	Amy Miles

/s/ Elisabeth Donohue	/s/ Chris O'Neill
Elisabeth Donohue	Chris O'Neill

/s/ Robert J. Fisher	/s/ Mayo A. Shattuck III
Robert J. Fisher	Mayo A. Shattuck III

/s/ William S. Fisher	/s/ Tariq Shaukat
William S. Fisher	Tariq Shaukat

/s/ Tracy Gardner	/s/ Salaam Coleman Smith
Tracy Gardner	Salaam Coleman Smith

/s/ Kathryn Hall
Kathryn Hall